October 19, 2000

FROM:                                        FOR:
Padilla Speer Beardsley Inc.                 Donaldson Company, Inc.
224 Franklin Avenue West                     P.O. Box 1299
Minneapolis, Minnesota 55404                 Minneapolis, Minnesota 55440

Tony Carideo                                 Rich Sheffer
(612) 871-8877                               (952) 887-3753

DONALDSON COMPANY ANNUAL REPORT NOW AVAILABLE IN PRINT AND ON-LINE

MINNEAPOLIS, Ocotber 19 -- Donaldson Company, Inc. (NYSE: DCI), announced today that the company's Annual Report for the fiscal year ending July 31, 2000 is now available to the public in both print and on-line formats. To download the on-line version, log onto the Donaldson Company website at www.donaldson.com/corp/financial/, click the Annual Report button and follow the download instructions. If you wish to request a printed version, please call
(952)887-3131 or fax your request to (952)887-3592 (please remember to include your name and mailing address).

ABOUT DONALDSON COMPANY

Donaldson Company, Inc., is a leading worldwide manufacturer of filtration systems and replacement parts. The company's product mix includes: air and liquid filters and exhaust and emission control products for heavy-duty mobile equipment; in-plant air cleaning systems; air intake systems and exhaust products for industrial gas turbines; and specialized filters for such diverse applications as computer disk drives, aircraft passenger cabins and semiconductor processing. Products are manufactured at more than three dozen Donaldson plants around the world and through five joint ventures. The company's shares are traded on the New York Stock Exchange under the symbol DCI.